Exhibit 10.26

June 7, 2024

Ben Tschirhart

RE: Continued AerSale Employment Offer

Dear Ben:

We are pleased to offer you continued employment with AerSale, Inc. (together with any of its subsidiaries and affiliates as may employ you from time to time, the “Company”) on the terms and conditions set forth in this letter (the “Letter”), to be effective upon the 7th day of June 2024 as set forth below:

◾	Title: President – Engineered Solutions – AerSale, Inc. reporting to Chief Executive Officer Nicolas Finazzo

◾	Base Salary: Your Base Salary will be $300,000 per annum commencing January 1, 2024, and increased to $350,000 per annum on August 28, 2024, paid biweekly (subject to any applicable withholdings), payable in accordance with the Company’s normal payroll practices, and subject to review and adjustment from time to time.

◾	Target Bonus: Commencing with calendar 2024, you will have an annual incentive cash bonus opportunity equal to $150,000. Payment of the cash bonus in any calendar year, if any, will be subject to the terms and conditions of the applicable bonus program, as the Company may establish from time to time (and will be subject to any applicable withholdings). Unless otherwise expressly provided in such program or the Severance Plan (as defined below), you must remain employed with the Company through the date of payment of any such bonus to be eligible to receive it.

◾	Equity Awards: You will be eligible to receive equity awards under the Company’s 2020 Equity Incentive Plan, as amended, or any successor thereto, as determined by the Board of Directors of the Company (or a committee thereof) from time to time in its sole discretion. Commencing with January 1, 2024, you will have an annual equity opportunity equal to $300,000, increasing to $333,333 on August 28, 2024, apportioned 25% Restricted Stock Units, 25% Stock Options and 50% Performance Stock Units, subject to the terms and conditions as set forth in each equity award agreement.

◾	Employee Benefits: You will continue to be eligible to participate in the Company’s employee health, welfare, and other fringe benefit and perquisite programs, each as may be in effect from time to time and in accordance with their terms.

◾	Severance Plan: You are eligible to participate in the AerSale Corporation Severance Plan (the “Severance Plan”) a copy of which has been provided to you. By signing this Letter, you are acknowledging such participation and your understanding that you are agreeing to all of the terms and conditions of the Severance Plan, including certain promises and covenants contained in Section 7 of the Severance Plan (which apply regardless of whether you receive any payments or benefits under the Severance Plan). You should read the entire Severance Plan carefully. Under the Severance Plan, your Severance Multiple, as that term is used therein, is 2 (two).

◾	Non-Compete: In consideration for the above offer and as a condition to the receipt of the Base Salary, Target Bonus and Equity Awards, you are required to execute a two-year non-compete agreement that will be incorporated into and made part of the Severance Plan.

At-Will Nature of Employment although we hope that your continued employment will be mutually rewarding for you and the Company, your employment with the Company is “at-will,” meaning that you or the Company may terminate your employment at any time and for any reason or no reason. During your employment, you will devote your full-time best efforts and business time and attention to the business of the Company and its subsidiaries.

In consideration of this offer of continued employment and your participation in the Severance Plan, by signing this letter where indicated below, you expressly acknowledge and agree that this Letter shall supersede in its entirety that certain Employment Agreement, by and between you and AerSale, Inc., dated as of July 10, 2023 (the “Prior Agreement”).

This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person. You may not assign your rights or obligations to another entity or person.

This Letter, together with the Severance Plan, constitutes our entire understanding and agreement regarding your continued employment by the Company, and supersedes all prior negotiations, communications, understandings, and agreements relating to the subject matter contained herein or therein, including, without limitation, the Prior Agreement.

This Letter shall be interpreted and construed in accordance with the laws of the State of Florida without regard to any conflicts of laws principles.

We look forward to our continuing relationship.

Please acknowledge your acceptance of the terms of this Letter by signing where indicated below and returning an executed copy to Vanessa Machado, SVP of HR.

Very truly yours,	ACKNOWLEDGED AND AGREED:

/s/ Nicolas Finazzo	/s/ Ben Tschirhart
Nicolas Finazzo	Ben Tschirhart
Chairman & Chief Executive Officer	President Engineered Solutions